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                                                                       EXHIBIT 8


                               September 23, 1999



Emerson Electric Co.
8000 W. Florissant
St. Louis, Missouri 63136


Ladies and Gentlemen:

                  We have acted as counsel to Emerson Electric Co., a Missouri corporation (the "Company"), in connection with the filing of a Prospectus Supplement dated September 23, 1999 (the "Prospectus Supplement") to the Prospectus contained in the Company's Registration Statement under the Securities Act of 1933 (File No. 333-84673). The Prospectus Supplement provides the Company may offer from time to time its Medium-Term Notes. Except as otherwise indicated herein, all capitalized terms used in this letter have the same meaning assigned to them in the Prospectus Supplement.

                  In rendering our opinion, we have examined and relied upon without independent investigation as to matters of fact the Prospectus Supplement and such other documents, certificates and instruments as we have considered relevant for purposes of this opinion. We have assumed without independent verification that the Prospectus Supplement is accurate and complete in all material respects, and our opinion is conditioned expressly on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the date of consummation of the filing. Any material changes in the facts referred to, set forth or assumed herein or in the Prospectus Supplement may affect the conclusions stated herein.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.


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                  Based solely upon the foregoing and in reliance thereon and subject to the exceptions, limitations and qualifications stated herein, we confirm that the statements contained in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences to Holders" insofar as such statements constitute matters of law or legal conclusions, as qualified therein, are our opinion and that such statements fairly describe the material federal income tax consequences of the offering of the Medium-Term Notes and are true, correct and complete in all material respects.

                  Except as expressly set forth above, we express no other opinion. We consent to the reference to this firm in the Prospectus Supplement under the caption "United States Federal Income Tax Consequences to Holders" and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


                                              Very truly yours,

                                              /s/ Bryan Cave LLP